Exhibit 99.2
TRIMERIS, INC. Fourth Quarter and Year-End 2006 Earnings Conference Call Transcript Moderator: Larry Hill March 15, 2007 5:00 pm ET
Operator:

Good afternoon and welcome to the Trimeris Fourth Quarter 2006 Earnings conference call. This conference call may contain projections, estimates, and other forward-looking statements that involve a number of risks and uncertainties, including those discussed in Trimeris' filings with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of our research and development activities, regulatory authorizations, and product commercialization. The results of our previous clinical trials are not necessarily indicative of future clinical trials. Our drug candidates are based upon novel technology, are difficult and expensive to manufacture, and may cause unexpected side effects.

For a complete description of these risks, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and the company's Periodic Reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projections.

While the information presented during this call represents management's current judgment on the future direction of the company's business, such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein. Trimeris undertakes no obligation to update these forward-looking statements to reflect the events or circumstances arising after the date hereof.

I will now turn the call over to Mr. Larry Hill, Acting President and Chief Operating Officer.

Larry Hill:

Good evening, everyone. This is Larry Hill from Trimeris in Raleigh. It's the first time I've done this so I understand the protocol is to read from an opening statement and then take questions and I look forward to hearing from you.

Thank you for joining us for the fourth quarter 2006 earnings conference call. As described in a press release issued today, I have assumed the role of Acting President and Chief Operating Officer for Trimeris, effective March 15, 2007. I will now give you more details of our financial results, both before and after stock option expense.

For the fourth quarter 2006, we reported total revenue of $12.5 million, an increase of 57% compared to the same period last year. Excluding stock option expense and a one-time charge of $3.1 million related to the previously-announced reduction in force we implemented in the fourth quarter of 2006, earnings for this period were $8.6 million, an increase of 128% over the same period last year when the company did not record similar charges.

Including stock option expense and the one-time restructuring charge, we recorded net income of $4.7 million or 21 cents per share for the fourth quarter 2006.

For the full year 2006, we reported a net profit of $7.4 million or 34 cents per share, including stock option expense and the one-time charge related to the reduction in work force. Excluding these charges, net income for the full year was $14.7 million or 67 cents per share, compared to a loss of $8.1 million for the 12 months ending December 31, 2005.

Our cash position as of December 31, 2006 was $48.6 million, an increase of $11.7 million compared to December 31, 2005. We achieved a significant milestone for the company in 2006 by meeting our guidance and becoming profitable for the full year. The primary elements that contributed to our ability to reach this milestone were the following.

First, worldwide sales of FUZEON grew by 20% to nearly $250 million in 2006, compared to $208 million in 2005. Second, in the third quarter of 2006, we crossed a threshold in ex-USA sales of FUZEON that resulted in an increase from 10% to 12% and the royalty rate we were paid by Roche on net sales of FUZEON outside the U.S. and Canada.

Third, we observed lower FUZEON cost of goods sold and more favorable gross-to-net sales adjustments in the U.S. this year compared to 2005. And lastly, we focused tightly on prudently managing our operating expenses across all areas of our business. Excluding employee stock option expense and the one-time charge related to the reduction in workforce, our total operating expenses in 2006 were approximately 16% lower in 2006 compared to 2005.

As you may have seen, Trimeris issued a separate press release this afternoon announcing the retirement of Dr. Dani Bolognesi, Chief Executive Officer of Trimeris, and Mr. Robert Bonczek, Chief Financial Officer of Trimeris. Dr. Bolognesi will remain associated with the company as Chief Scientific Strategist. You may contact Dr. Bolognesi or Mr. Bonczek at Trimeris if you wish to speak with either of them directly about their retirement.

Turning to the status of our restructuring plan that Trimeris implemented in November of 2006, this process has now been substantially completed as originally contemplated.

We announced the shift in strategic emphasis and subsequent reorganization to focus on increasing earnings from FUZEON in the U.S. by eliminating redundancies with Roche in our marketing and clinical support programs. We reduced our workforce primarily on the marketing, clinical development, medical education, and support staff areas.

The FUZEON marketing and clinical support programs that were managed by Trimeris were transitioned to our colleagues at Roche who have been very supportive of assimilating these functions into their global commercial organization. The result is a more streamlined commercial and clinical organization, supporting the FUZEON brand in the U.S.

In addition, Roche has taken full responsibility for submitting the B2000 safety data requested by the FDA in the latter half of 2007 and supported the Bioject sNDA.

I will now comment further on the third press release we issued today regarding our Next-Generation HIV Fusion Inhibitor or NGFI collaboration agreement with Roche.

After considerable dialogue with Roche over the past several weeks, Trimeris reached agreement with Roche for the return of all rights to joint patents and other intellectual property related to Next-Generation HIV fusion inhibitor peptides falling under the Roche/Trimeris 2000 Research Agreement. In return, Trimeris has agreed to pay Roche a nominal royalty on future net sales of TRI-1144 up to a specified limit.

Roche has also agreed to return the rights to all intellectual property that Trimeris originally licensed to Roche under the 1999 Development and License Agreement with the exception that Roche retains an exclusive license to manufacture and sell FUZEON worldwide.

Our prior commercial arrangements with Roche in North America and the rest of the world governing FUZEON sales and the resulting payments to us are unchanged. Roche remains fully committed to marketing and selling FUZEON worldwide to maximize the value of the brand.

Trimeris now has the sole right to continue development of TRI-1144 and we are currently reviewing our strategic options regarding this program. Roche retains the right to conduct research on certain other HIV gp41 fusion inhibitor peptides at Roche's cost for a specified period of time. Trimeris retains the right to opt-in and co-develop with Roche any one of these peptides under a 50/50 cost and profit split worldwide.

And lastly, as a convenience to our investors, I would like to provide you with our outlook for 2007. Our outlook is based on a number of factors which are subject to certain risks and assumptions; they're more fully described in our filings with the Securities and Exchange Commission. For a discussion of the risks and uncertainties associated with these forward-looking statements, please refer to the Trimeris Safe Harbor Statement that was read at the beginning of this call.

At this time, we reiterate our previous outlook that total worldwide net sales of FUZEON will show modest top-line growth in 2007 compared to 2006. We are not reiterating our November 2006 earnings per share outlook.

Now that Roche has agreed to return the rights to TRI-1144 and other intellectual property under our various agreements to Trimeris, we are assessing our options regarding further TRI-1144 development scenarios. We may be able to provide you with more clarity on our earnings outlook for 2007 when Trimeris releases its complete financial results for the first quarter in May of this year.

In summary, we are pleased with our overall financial performance this quarter and for this year, having achieved record quarterly earnings of 21 cents per share and record earnings of 34 cents per share for the full year.

Thank you for listening and I will now take your questions.

Operator:

At this time, if you would like to ask a question, simply press star, 1 on your telephone keypad. To withdraw your question, press star, 2. We will pause for just a second to compile the Q&A roster.

Your first question comes from Meg Malloy.

Larry Hill:	Hello, Meg..
Meg Malloy	Can you hear me?
Larry Hill:	Now I can, Meg..
Meg Malloy:

Sorry about that. Just a couple of questions, thank you; first is can you give us a little bit more detail on why the return of rights to the Next-Generation fusion inhibitors? Secondly, what the plan is in terms of management going forward? And I guess I'll just stop at those two.

Larry Hill:	I think your first question was why the return of 1144?
Meg Malloy:	Right.

Larry Hill:	Yeah. Well, you know, we can't speak for Roche other than they have indicated that this allows Roche to continue to focus on their in-house HIV virology research program.
Meg Malloy:	So was there any new data on it or anything to do with the feasibility of the program? It's just strange to do it at this point; you guys just up and renewed your agreement in October I think it was.
Larry Hill:

The answer to that question is, "No." We can speak for our side of that negotiation though. And I can tell you that we actively did negotiate to get all rights back and we're very pleased to get them back.

I think the primary driver for that is we were most interested in the benefits of full ownership; that way while we assume all the risks of full ownership, we get the full benefit of any upside, and while there may be risks on the downside in owning it all, we're now in a position to control that.

And with Roche, we were in a partnership and anybody who has been in a partnership knows you have to compromise to get along. Just - the company just thought at this time that it would be good to get it back and so we negotiated for it and we did get it back.

Meg Malloy:	Okay. So just to be clear, there was no new data that changed the outlook of, you know, the feasibility of development?
Larry Hill:	No, there was not any new data.
Meg Malloy:	Okay. And then the second question I had was, you know, what is the plan for management going forward?
Larry Hill:	The immediate plan...
Meg Malloy:	For the CEO and - yeah.
Larry Hill:

Yeah, sure. The immediate plan is I will act as President; there's no term to my engagement; however, I'll just give you a little of my background. I've spent my career helping companies like this through transitional periods. My expertise is in right-sizing companies. And I typically stay around as long as I'm adding value. And so that's the plan for now.

Meg Malloy:	What about - so are you looking for a new CEO or a new CFO and who's going to handle the development of, you know, the next-generation FUZEON?
Larry Hill:

We are not looking for a new CEO at this time. Actually, there's a member of my service firm that will most likely step in as CFO as soon as Bob brings him up-to-speed, his name is Mr. Dan Ratto.

And in terms of the scientific program going forward, you know, there's a number of key lieutenants here who will carry it forward; there's actually a project committee that's been working on it for some time. And perhaps, Carol, you could speak to that briefly?

Carol Ohmstede:

Right; Meg, hi. Yes, we have a group here at Trimeris that has been working with 1144 obviously since it first synthesized here in the lab and we are in the process now of finalizing what our preclinical program will look like and moving on forward beyond that. So we are - we're ready to go.

Larry Hill:

Meg, I answered that question in response to your question about management. Just to be clear, the company right now is evaluating all its options for 1144 and we're trying to do the right economic thing for 1144 and there's been no final decisions made at this point.

Meg Malloy	Okay, thanks. I'll get back in queue. Thanks.
Larry Hill:	Thank you.
Operator:	Your next question comes from Mr. Gur Roshwalb.
Gur Roshwalb:	Good evening.
Larry Hill:	Good evening.
Gur Roshwalb:	I wanted to find out how far you think you can develop 1144 on your own currently?
Larry Hill:

Well, you know, right now we're fairly comfortable with our liquidity and the future cash flow prospects from FUZEON and you guys know the math of developing these drugs as well as anyone, our cash is significant if you get a fair distance into it.

Gur Roshwalb:	At what stage do you think you'd be interested in partnering the program out if you were going to do that?
Larry Hill:	As I said earlier, we're looking at all our options right now and if that option presented itself and was the most economic one, we'd pursue it.
Gur Roshwalb:	Do future options for the company include broadening the pipeline by in-licensing some other set of products?
Larry Hill:	You know, we're always open to do product opportunities, we're not foreclosing anything.
Gur Roshwalb	Thank you.
Operator:	Your next question comes from Steve Harr.
Marshall Smith:

Hi, guys. It's actually Marshall, here, in for Steve. So a question on manufacturing for the Next-Generation product, obviously, Roche did that before. So as you guys think about pushing this forward on your own, how are you thinking around it making economic sense to, you know, build some kind of manufacturing infrastructure or getting that done?

Larry Hill:	I think I'll refer that to Carol.
Carol Ohmstede:

Hi. Yes, this is Carol Ohmstede; I'm VP of Corporate Alliances and Project Planning. There are lots of - there are several manufacturers out there that could be approached to making 1144. Certainly, because we have received the rights back from Roche does not mean that the Boulder facility could not be viewed as a contract organization in that right. We are currently manufacturing small quantities of 1144 to GMP in-house and that work is in progress.

Marshall Smith:	And so what kind of scale is that?
Carol Ohmstede:	That's an adequate scale to address our initial tox studies and the first early studies in man.
Marshall Smith:	Okay, thanks.
Operator:	Your next question comes from Sharon Seiler.
Larry Hill:	Hi, Sharon.
Sharon Seiler:	Hi. This is Sharon Seiler at Punk Ziegel. Assuming that you do decide to take TRI-1144 forward, what would - you know, what do you estimate your expenses for that project would be for this year?
Larry Hill:

Now that's one of the tasks I have right now to optimize that and we're just not in a position to say how much that would be right now but per my earlier remarks, we're trying to get it right, we're trying to get it down to the kind of spend rate you'd see in an entrepreneurial start-up and it may be a little hard for a public company but that's our goal.

Sharon Seiler:

Okay. Now are there other projects or potential in-licenses under active consideration at this point? I mean in other words, is there - you know, is there some sort of, you know, competition for resources and can you give us some color on what the other competitors might look like?

Larry Hill:	One moment..... I think we have adequate resources. While I can't talk about it on this call, I am aware that we are in discussions on one other project.
Sharon Seiler:	Okay, thank you.
Larry Hill:	Yes.
Operator:	You have a follow-up question from Meg Malloy.
Meg Malloy:

Yes, thank you. I've got two things; one is - and you probably won't be able to give us the detail on this - but do you have any sort of threshold of, you know, profit - for profitability that you're targeting for this year? And secondly, you know, what is your vision for the company?

Larry Hill:	I...
Meg Malloy:	How would you like for us to look when...
Larry Hill:

Meg, we're trying to do the very best we can and make as much money as we can. My vision, which I think is shared by everyone, is we are trying to maximize as best we can the profitability off of the FUZEON relationship; right now, that is the biggest asset we have and all our revenues come from it and that's probably on top of the totem pole. Our next major goal is to very carefully hold on to that and spend as little as we can and get the biggest bang for the buck on our remaining R&D program.

Meg Malloy:	Okay, thank you.
Operator:	You have a follow-up question from Mr. Steve Harr.
Marshall Smith:

Yeah, hi. One follow-up; just your thinking on sort of characterizing yourself as a - you know, someone as an executive who works with companies in transition and how you balance that against, you know, making decisions about the long-term strategy for the company?

Larry Hill:	Sure. While my tenure is short-term, the objective is just what you said and it's also the objective of the Board and obviously, no strategies are finalized without Board approval.
Marshall Smith:	So then in terms of a long-term management team though, is that - do you feel like you'll set the strategy and then sort of bring in a management team for the long-term later on?
Larry Hill:

Yeah. I think when my utility is done and the strategies set, the appropriate management team will be in place and I wouldn't want to guess at exactly what that might be but frankly it's not my job to do that, it's the Board.

Marshall Smith:	Okay, thanks.
Operator:	Your next question comes from Chris Holterhoff.
Larry Hill:	Hi, Chris.
Chris Holterhoff:	Hi, guys; thanks for taking my question. Just with regard to your EPS guidance, I'm wondering what specifically changed to make you not reiterate the guidance you gave in November?
Larry Hill:

Oh, really, the primary one was the date on the agreement where 1144 came back, it is dated this week. While the company was negotiating for it over a few weeks time, they didn't know whether they'd get it back and now we have it back, we just need to rethink everything.

And secondly, you know, I signed on today and while I've been an advisor to the company for a little over a week, I personally just wasn't comfortable in giving guidance until I was on top of it and prepared to make one.

Chris Holterhoff:	Okay. Thanks a lot
Operator:	You have a follow-up from Gur Roshwalb.
Larry Hill:	Hi, Gur.
Gur Roshwalb	Hi. A couple more quick questions on the Roche amendments. Who initiated the discussions and do you have any - can you give us a sense of when they were started, the discussions?
Larry Hill:	Bob?
Robert Bonczek:

Yeah. This was basically a joint situation. We are in constant - this is Bob Bonczek - we are in constant and have been in constant contact with Roche over time on a number of matters. It came up as something that both sides expressed some interest in, and for different reasons. And this has been going on for, you know, the last several weeks.

Gur Roshwalb:	Thank you.
Operator:	At this time, there are no further questions.
Larry Hill:	Thank you very much, everyone, for participating on the call.
Operator:	This concludes today's conference call. You may now disconnect. END